Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-172448 and No. 333-222117) of Contango Ore, Inc. of our report dated September 25, 2020, relating to the consolidated financial statements of Peak Gold, LLC, appearing as an exhibit in this Annual Report (Form 10-K) for the year ended June 30, 2020.

/s/Moss Adams LLP

Houston, Texas

September 25, 2020